Hennessy Advisors, Inc. Reports Second Quarter Earnings of $0.58 Per Share

Firm Also Announces Quarterly Dividend

NOVATO, Calif., May 2, 2018 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) today reported results for its second fiscal quarter ended March 31, 2018, and announced a quarterly dividend.

Summary Highlights (compared to prior comparable quarter ended March 31, 2017):

  Fully diluted earnings per share increased 23% to $0.58.
  Our effective tax rate decreased from 38% to 24%.
  Note: The Tax Cuts and Jobs Act of 2017, which was passed during our first fiscal quarter, allowed us to blend in a lower corporate tax rate beginning January 1, 2018 (our second fiscal quarter).
  Total revenue increased 6% to $14.0 million.
  Total assets under management decreased 1% to $6.58 billion.
  Average assets under management, upon which revenue is earned, increased 4% to $6.90 billion.

Our Board of Directors today also declared a quarterly dividend of $0.10 per share, which will be paid on June 11, 2018, to shareholders of record as of May 17, 2018.

"We are realizing favorable effects on our financials due to the Tax Cuts and Jobs Act, but we remain conservative in our application of the tax law changes as we await further IRS guidance," said Teresa Nilsen, President and COO of Hennessy Advisors, Inc. "As we navigate the changes in the tax code, we are forging ahead with our business strategy of pursuing tactical acquisitions and growing organically," she added.

"The markets experienced a sharp rise in volatility during the quarter, driven by concerns over tariffs and possible trade wars, rising inflation and interest rates, and negative headlines about the Tech sector. Over the past year, I have shared my belief that the market was due for a correction, but that it would bounce back. I firmly believe both the market and the economy are resilient enough to rally through the discourse on trade, rate increases, and volatility," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2018	Mar. 31, 2017	$ Change	% Change
Total Revenue	$ 14,006,152	$ 13,236,438	$ 769,714	5.8%
Net Income	$ 4,555,525	$ 3,628,418	$ 927,107	25.6%
Earnings Per Share (Diluted)	$ 0.58	$ 0.47	$ 0.11	23.4%
Weighted Average Number of
Shares Outstanding (Diluted)	7,886,380	7,773,622	112,758	1.5%
Mutual Fund Average Assets
Under Management	$ 6,904,516,776	$ 6,634,570,676	$ 269,946,100	4.1%

At Period Ending Date	Mar. 31, 2018	Mar. 31, 2017	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 6,577,379,155	$ 6,635,802,239	$ (58,423,084)	-0.9%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team- managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354 or Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061